Exhibit 99

For Immediate Release                  Contact:  Rick DeLisi
January 23, 2003          Director, Corporate Communications
Page 1 of 1                                   (703) 650-6550

           Atlantic Coast Airlines Holdings, Inc.
     Chairman and Chief Executive Officer to Present at
    Raymond James & Associates Growth Airline Conference

Dulles, VA, (January 23, 2003) - Atlantic Coast Airlines Holdings, Inc. (ACA) (NASDAQ/NM: ACAI) Chairman and Chief Executive Officer Kerry Skeen will make a presentation to investors and financial analysts during the Raymond James & Associates Growth Airline Conference being held in New York on Thursday, January 30, 2003. The ACA presentation is scheduled to take place at approximately 11:15am Eastern.

Raymond James will webcast an audio-only version of the ACA presentation live on the Internet. Breakout sessions will not be webcast. Access to the site will be permitted after a brief registration process. Listeners will need to register and listen at the following web address:

http://customer.nvglb.com/RaymondJames/Airline/

Listeners should go to this site at least 15 minutes before this event to register and download and install any necessary software, Microsoft Windows Media Player or RealPlayer. Preregistration is currently available. For those unable to listen to the live broadcast, a replay will be available for 30 days by accessing the address above. There is no charge to access the event.

The  slides  that  will accompany the ACA presentation  will
also   be  available  as  a  PowerPoint  file  in  the  "For
Investors" section of the Atlantic Coast Airlines  corporate website:

www.atlanticcoast.com

ACA operates as United Express and Delta Connection in the Eastern and Midwestern United States as well as Canada. The company has a fleet of 139 aircraft-including 109 regional jets-and offers approximately 850 daily departures, serving 84 destinations.

Atlantic Coast Airlines employs over 5,100 aviation professionals. The common stock of Atlantic Coast Airlines Holdings, Inc. is traded on the Nasdaq National Market under the symbol ACAI. For more information about ACA, visit our website at www.atlanticcoast.com.